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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                               AIRGATE PCS, INC.
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                   009367103
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                                 (CUSIP Number)

                               November 30, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 009367103                     13G                  PAGE 2  OF  4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Cambridge Telcom, Inc.
        36-4017290
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  2     Check the Appropriate Box if a Member of a Group     (a) [N/A]
        (See Instructions)                                   (b) [N/A]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Illinois
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    Number of
                           5       Sole Voting Power

     Shares                        1,863,074*
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,863,074*
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,863,074
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        N/A
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 11     Percent of Class Represented by Amount in Row (9)

        7.2%
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 12     Type of Reporting Person (See Instructions)

        CO
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*On November 30, 2001, Cambridge Telcom, Inc. held the sole voting and dispositive power with respect to 2,113,074 shares. On December 19, 2001, Cambridge Telcom, Inc. sold 250,000 shares as part of a secondary public offering made by Airgate PCS, Inc., and therefore now holds the sole voting and dispositive power with respect to 1,863,074 shares.
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CUSIP NO. 009367103                    13G                    PAGE 3 OF 4 PAGES

      (a) AIRGATE PCS, INC.
      (b) 233 Peachtree Street, N.E. Harris Tower, Suite 1700, Atlanta,
          GA 30303

Item 2.

      (a) Cambridge Telcom, Inc.
      (b) 111 East First Street, P.O. Box 330, Geneseo, IL 61254
      (c) Illinois Corporation, United States of America
      (d) Common Stock
      (e) 009367103

Item 3.

      (a)-(j) Not applicable

Item 4.

      Items (5) - (9) and (11) of the cover page are incorporated herein by reference.

Item 5.

      Not applicable

Item 6.

      Not applicable

Item 7.

      Not applicable

Item 8.

      Not applicable

Item 9.

      Not applicable





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CUSIP NO. 009367103                     13G                  PAGE 4  OF  4 PAGES

Item 10.

      (a) Not applicable

      (b) By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 12, 2002
                                       ---------------------------------------
                                                          Date

                                               /s/ Alan C. Anderson
                                       ---------------------------------------
                                                       Signature


                                             Alan C. Anderson, President
                                       ---------------------------------------
                                                       Name/Title